Liberty(TM) Roth IRA

Look ahead to retirement - with increased earnings and lower taxes

Keep more retirement earnings

When you invest through a traditional IRA, you have to consider the difference between what you earn for retirement and what you keep after taxes. With the Liberty Roth IRA, you keep what your investment earns.

NOT FDIC INSURED

May Lose Value

No Bank Guarantee

This brochure must be preceded or accompanied by a current prospectus that contains more complete information, including fees, risks and expenses for any Colonial, Stein Roe Advisor or Newport fund you consider purchasing.
Please read the prospectus carefully before you invest or send money.

1    Keep more of your retirement earnings. Pay less taxes.

Your IRA investment can grow free from federal income taxes with a Liberty Roth IRA, compared to a traditional IRA where your earnings grow tax deferred. Because contributions to your Liberty Roth IRA are made after-tax, your distributions, when withdrawn at retirement, are tax and penalty free.* For many, the sum of the earnings from their IRA investments are more than the sum of their original yearly contributions. A Roth IRA lets you keep all of those earnings -- providing you with more money at retirement -- a benefit no other retirement plan can deliver.

Increase your income and reduce your tax burden at retirement

The Liberty Roth IRA means greater long-term results versus a deductible traditional IRA.

                     Prior to retirement                               During retirement
                     Contributions     Earnings     Taxes Paid         Taxes Paid         Spendable income
                                                                                          during retirement

Roth IRA             $50,000           $134,648     $14,000            $0                 $325,784

Traditional IRA      $50,000           $134,648     $0                 $91,219            $234,565

* Must be a qualified distribution to be federal income tax-free. State, local and federal estate taxes may apply.

The illustration above compares a Roth IRA with a traditional deductible IRA. The example assumes a $2,000 annual contribution for 25 years; a 28% federal tax bracket; compounded annual earnings of 9%; and a payout of 7% over 20 years. If the traditional IRA owner invested the tax savings from the IRA deduction ($560 annually) in a taxable investment earning 9%, he or she would accumulate an additional $35,014 after taxes, that would produce an additional $53,678 of after-tax retirement income over 20 years. The Roth IRA contributions are non-deductible, so there are no similar up-front tax savings. However, the distributions from the Roth IRA are free from federal income tax, resulting in a significantly higher after-tax retirement payout than the traditional IRA, where the distributions are fully taxable.

This chart is for illustrative purposes and does not represent past, current or future performance of any Colonial, Newport or Stein Roe Advisor Fund. The value of fund shares will fluctuate with changes in market conditions.

2    More control of your IRA dollars

The Liberty Roth IRA takes the benefits of the traditional IRA a giant step further -- providing investors with control of their own money. Unlike the traditional IRA, contributions can be made as long as you like, even past age 70-1/2. Distributions are not required at any age, providing you with the advantage of additional tax-free earnings and the opportunity to pass your Liberty Roth IRA assets on to your beneficiaries. The longer the money remains in your Liberty Roth IRA, the more you can benefit from the power of tax-free growth.


The Liberty Roth IRA provides many features

The Roth IRA offers you flexibility not found in other retirement plans.

[bullet] Contributions are not tax deductible.

[bullet] Contributions can be made past the age of 70-1/2.

[bullet] Both you and your spouse can contribute to a Liberty Roth IRA.

[bullet] The income cap for contributions is $110,000 for singles and $160,000 for joint filers; anyone below the income cap is eligible to contribute.

[bullet] You may also participate in other retirement plans, like a 401(k).

[bullet] Converting your existing IRA assets is possible if your adjusted gross income is $100,000 or less. This is a taxable event.

[bullet] You may make tax-free withdrawals, equal to the amount of your contributions, at any time.

[bullet] Qualified distributions are federal income tax free after five years, and: age 59-1/2, death, disability or first time qualifying home purchases.

[bullet] You may delay distributions indefinitely.

3    Should you convert your IRA?

If your adjusted gross income is $100,000 or less, whether you file singly or jointly, you can convert your traditional IRA assets into a Liberty Roth IRA. The conversion is treated as a distribution -- you must pay taxes on your taxable balance, but early withdrawal penalties do not apply. For the 1998 tax year only, you have an opportunity to convert your traditional IRA assets to a Liberty Roth IRA and spread your tax payments over a four-year period. After 1998, you must pay the tax consequences of a conversion in that tax year.

Questions you should consider before you convert

Several factors must be considered before you convert your traditional IRA assets to a Liberty Roth IRA. Your financial advisor can help you evaluate your financial situation and assist you in making the most informed decision.

Do you believe you will be in the same or higher tax bracket at retirement? Will you let your earnings accumulate for at least five years?
Can you pay the conversion taxes from funds outside your IRA account?

HOW TO INVEST

To establish your Liberty Roth IRA

Read the Liberty Roth IRA Application Form and supporting documentation.

Complete the Liberty Roth IRA Application Form.

Send the Liberty Roth IRA Application Form to:

Colonial Investors Service Center, Attn.: Retirement Plan Services, P.O. Box 1722, Boston, MA 02105-1722

To convert assets from an existing IRA to your Liberty Roth IRA

Read the instructions on the front of the Transfer of Assets Form. If you are converting from a Liberty Traditional IRA to a Liberty Roth IRA, you must also complete and read the Liberty Roth IRA Conversion Form.

Complete the Liberty Roth IRA Transfer of Assets Form.

Send the Liberty Roth IRA Transfer of Assets Form and Liberty Roth IRA Application, if necessary, to:

Colonial Investors Service Center, Attn.: Retirement Plan Services, P.O. Box 1722, Boston, MA 02105-1722

LIBERTY    ROTH IRA APPLICATION

(Roth Individual Retirement Account) This application must be accompanied or preceded by a current prospectus for the appropriate Colonial, Stein Roe Advisor or Newport fund(s).

                                                  Amount (if known)     Tax year

1        Name and address - Please print
         Name     Date of birth
         Address  Social Security Number
         City     State    ZIP      Telephone Number

2        Type of IRA - Check either contributory or conversion, not both
A.       Contributory Roth IRA - Please specify source of funds

Regular Contribution

Rollover from a Contributory Roth IRA

Transfer of Assets from a Contributory Roth IRA(1)

B.       Roth Conversion IRA(2) - Please specify source of funds

Rollover from a Traditional IRA or a Roth Conversion IRA

Transfer of Assets from a Traditional IRA(1)

Transfer of Assets from a Roth Conversion IRA(1)

Total Amount Enclosed

Make check payable to Colonial Investors Service Center, Inc.

For transfers or rollovers from a Roth IRA, please indicate the tax year you established your account (tax year).

(1) You must complete the Liberty Roth IRA Transfer of Assets form.

(2) A separate Roth Conversion IRA must be established to hold only assets rolled over or transferred from a traditional IRA in any one tax year.

You may not make regular contributions to a Roth Conversion IRA.

3        Investment Selection

I direct the Custodian to invest all contributions, and reinvest all dividends and capital gain distributions in shares of the following funds unless otherwise specified in section 6 of this Application and until I provide additional investment instructions. I understand that if no fund or share class is designated, my contributions will remain uninvested pending proper investment directions.

Fund Name     Share Class (circle only one)    Dollar or percentage amount(3)

1.             A        B        C              $ or %
2.             A        B        C              $ or %
3.             A        B        C              $ or %

(3) Figures must equal dollar amount of initial contribution or 100%

4        Beneficiary

The following person(s) is/are designated to receive the balance of my Roth IRA upon my death. If no primary or contingent beneficiary survives me, or if I have not named a beneficiary hereunder, any balance remaining in the account will be payable to my surviving spouse if I am married, otherwise to my estate.

Primary Beneficiary

Name      Percent

Spouse Non-Spouse        Date of birth       Social Security Number

Contingent Beneficiary

Name      Percent

Spouse Non-Spouse        Date of birth       Social Security Number

(4) A contingent beneficiary will receive proceeds only if all primary beneficiary predecease the Roth IRA holder.

Spousal Consent: I am the spouse for the above named Depositor. I hereby consent to the beneficiary designation(s) indicated above. I assume full responsibility for any adverse consequences that may result. I acknowledge that a designation of a non-spouse beneficiary may not be effective in my state without my consent, and that I should consult my legal advisor. No legal or tax advice was given to me by Liberty Financial Investments, Inc. or the Custodian.

Print Spouse's Name

Spouse's Signature       Date

5        Investment Privileges (Not Applicable to Class B or C shares)

(a) Rights of Accumulation

(Lower sales charges if you or your spouse own other Colonial, Stein Roe Advisor or Newport funds.)

I have accounts in:

Fund name      Account number

Fund name      Account number

(b) Statement of Intent (lower sales charges if you or your spouse plan to invest more). I agree to the provisions of the Statement of Intent set forth in the prospectus of the designated fund(s), which I have received. I intend to invest over a 13-month period beginning:

at least (amount):  $50,000   $100,000   $250,000   $500,000   $1,000,000

Start date

If you or your spouse already have a Statement of Intent, check here.

6        Automatic Dividend Diversification (ADD)

This section is used to diversify your portfolio by investing your dividends/capital gains into another Colonial, Stein Roe Advisor or Newport fund with no sales charge. Dividends and/or capital gains may pay from one fund to another fund in the same share class, not from one fund to two or more other funds.

Name of Fund to receive distributions        Account Number, if existing account

Name of Fund to receive distributions        Account Number, if existing account

7        I hereby establish a Liberty Roth IRA, appoint BankBoston, N.A. as
Custodian, direct the contributions to be invested as provided in Section 3 of this Application and designate the beneficiary(ies) named in Section 4. I also hereby:

(a) acknowledge that I have received and read the Liberty Roth IRA Custodial Agreement (IRS Form 5305-RA and any attachments thereto) and the Liberty Roth IRA Disclosure Statement and I agree to the provisions of those documents;

(b) acknowledge that I have received and read a current prospectus of the Fund(s) selected in Section 3 of this Application and that this Roth IRA Account will be subject to the prospectus as amended from time to time;

(c) consent to the Custodial Account fee of $10 (subject to change as provided in the Liberty Roth IRA Custodial Agreement);

(d) certify, under penalty of perjury, that my Social Security number is correctly stated on this Application; and

(e) understand that certain redemptions may be subject to a contingent deferred sales charge (CDSC).

Depositor signature      Date

This account shall be deemed to have been accepted by the Custodian, BankBoston, N.A., upon receipt by its Agent, Colonial Investors Service Center, Inc., of all necessary forms, properly completed.

To: BankBoston, N.A., Custodian:

You are hereby authorized and appointed on behalf of the below-signed financial services firm to execute the purchase transactions in accordance with the terms and conditions of this application, and to confirm each purchase and to forward to the applicant a copy of each new prospectus of the designated funds or supplements therein, delivered to you for that purpose. With respect to each purchase, the amount of any commissions due will be remitted to the financial services firm, except that no commissions will be paid to the firm of any transactions for which the firm's net sales commission is less than $1.00. The financial services firm's representative also represents that he may lawfully sell shares of the designated funds in the state designated as the applicant's record address, and that he has entered into a dealer agreement with the principal underwriter with respect to the sale of shares of the designated fund(s).

8        Financial Services Firm (FSF)

FSF name       Branch office location

Main office address        Telephone number

City      State     ZIP

Representative's last name       Representative's number

Authorized signature     Branch number

Send completed application and check made payable to Colonial Investors Services Center, Inc. (agent for BankBoston, N.A.), Custodian, to:
Colonial Investors Service Center, Inc., Attn: Retirement Plan Services, P. O. Box 1722, Boston, MA 02105-1722.

Colonial Investors Service Center, Inc.

LIBERTY   ROTH IRA TRANSFER OF ASSETS

This form must be accompanied or preceded by a current prospectus for the appropriate Colonial, Stein Roe Advisor or Newport fund(s).

Instructions (Also, please refer to the Liberty Roth IRA Disclosure Statement)

1. Conversion from a Traditional IRA to a Liberty Roth IRA

Note: The conversion of assets from a Traditional IRA to a Roth IRA can have significant tax consequences. Please consult your tax advisor.

[bullet]If you are converting assets from a Traditional (non-Roth) IRA to a Roth IRA you should establish a separate Liberty Roth Conversion IRA to hold assets converted each tax year.

[bullet]If you have already established a Liberty Roth Conversion IRA for this tax year, you do not need to establish a new one. Enter your account number(s) in Section 1.

[bullet]If you have not established a Liberty Roth Conversion IRA for this tax year, you must also complete a Liberty Roth IRA Application.

2. Transfer from an existing Roth IRA to a Liberty Roth IRA

[bullet]If you currently have a Liberty Roth IRA, you need not establish a new one. Enter your account number (s) in Section 1.

[bullet]If you don't currently have a Liberty Roth IRA, you must also complete a Liberty Roth IRA Application.

1        Name and address - Please print

         Name     Social Security Number

         Address

         City     State    ZIP      Telephone Number

2        Assets to be transferred

Name of Financial Institutions      Account Number

Address        Account Number

City     State      ZIP

Type of existing IRA

Traditional IRA Contributory Roth IRA____(initial contribution year) Roth Conversion IRA ____(initial contribution year)

Type of Investment

Mutual Fund Name

CD (Date of Maturity)      Other

3        Investment selection

I am establishing a new Liberty Roth IRA. My investment choices are indicated on the attached Liberty Roth IRA application.

I already have a Liberty Roth IRA. Please invest these transferred assets as follows:

Fund name(s)   Share class (Circle only one)      Account #      Dollar or percentage amount*
1.             A    B    C                                       $ or %
2.             A    B    C                                       $ or %
3.             A    B    C                                       $ or %

* Figures must equal dollar total amount of initial contribution or 100%.

4        RA Owner's Authorization

To BankBoston, N.A.: Please initiate a Transfer of Assets with my existing IRA Trustee or Custodian. I certify that this Transfer of Assets is permissible under Section 408A of the Internal Revenue Code.To Resigning Trustee or
Custodian: I have established a Roth IRA or Conversion Roth IRA with Liberty Financial Investments, Inc. I want to initiate a Transfer of Assets from my IRA account(s) indicated in Section 2. Please act on the instructions below. I would appreciate your prompt attention to this request.

Check one of the following options:

A. Liquidate all or part of the account(s) indicated and send the proceeds in cash immediately or at maturity(date) in cash as described in Section 5 below.

B. Transfer in kind all my shares, i.e. re-register, of the following Colonial, Stein Roe Advisor or Newport fund(s), account number(s) , to BankBoston, N.A. Custodian. Please provide Colonial Investors Service Center, Inc., agent for the Custodian, with transfer instructions signed by an authorized officer of your company/institution.

I understand that this conversion of a traditional IRA to a Liberty Roth IRA will be reported by you as a taxable distribution and will be subject to 10% federal income tax withholding unless I elect otherwise. I certify that this conversion is permissible under section 408A of the Internal Revenue Code that my adjusted gross income does not exceed $100,000 and/or I am not married filing a separate return. I hereby elect not to have federal income tax withholding apply unless I have checked the box below. I understand that in either case I am responsible for paying any federal, state, and local income taxes that might apply as a result of this conversion.

I DO want federal income taxes withheld at the rate of 10% in connection with the conversion of my traditional IRA to my Liberty Roth Conversion IRA. I understand that if I am not yet age 59-1/2 I may be subject to an additional 10% premature distribution tax on all or part of the amount withheld.

Note: In most cases you should not elect to have withholding apply, so that the full amount of your traditional IRA can be converted to your Liberty Roth IRA. If you do elect to have withholding apply you may rollover an equal amount to your Roth Conversion IRA within 60 days. Please consult your tax advisor.

I acknowledge that a penalty may apply for early withdrawals from certain types of investments, such as certificates of deposit.

Name (Please type or print clearly.)

Signature of Depositor   Date      Signature guarantee

* The signature of the Roth IRA depositor may require a guarantee by a bank, a trust company, a member of a domestic stock exchange or any other eligible guarantor institution. Notarization is not acceptable. Your resigning trustee/custodian will inform you if this is necessary.

5        Payment Instructions/Custodian Acceptance

To be completed by Colonial Investors Service Center, Inc.

BankBoston, N.A. has agreed to serve as Custodian for the above-named person's Roth IRA Account. As Custodian, BankBoston, N.A. will accept the assets in the manner selected in Section 4 above upon receipt of properly completed paperwork. Please forward the assets on a custodian/trustee-to-custodian basis and make the check payable to Colonial Investors Service Center, Inc., (agent for BankBoston, N.A., Custodian). Send the check, along with a copy of this request, to:

Colonial Investors Service Center, Inc., Attn: Retirement Plan Services, P.O. Box 1722, Boston, MA 02105-1722.

Please include the following information on your check:

Account Number           For the Benefit of (FBO)

Account Number

Account Number

Colonial Investors Service Center, Inc.

LIBERTY ROTH IRA CUSTODIAL AGREEMENT

The Depositor whose name appears on the Application is establishing a Roth Individual Retirement Account under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Application has given the Depositor the disclosure statement required under Regulations section 1.408-6.

The Depositor has assigned the custodial account the sum indicated on the Application.

The Depositor and the Custodian make the following Agreement:

ARTICLE I

1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the Custodian will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Depositor.

2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA

Conversion Contributions made during the same tax year will be accepted.

ARTICLE II

The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single Depositor, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married Depositor who files jointly, between AGI of $150,000 and $160,000; and for a married depositor who files separately, between $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA Conversion Contributions in a tax year if the Depositor's AGI for that tax year exceeds $100,000 or if the Depositor is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

ARTICLE III

The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE IV

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

ARTICLE V

1. If the Depositor dies before his or her entire interest is distributed to him or her and the Depositor's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

(a) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

(b) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Depositor's death.

If distributions do not begin by the date described in (b), distribution method
(a) will apply.

2. In the case of distribution method 1.(b) above, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

3. If the Depositor's spouse is the sole beneficiary on the Depositor's date of death, such spouse will then be treated as the Depositor.

ARTICLE VI

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

ARTICLE VIII

This Agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the custodian and depositor.

ARTICLE IX

9.01 Definitions and Establishment: In this part of this Agreement (Article IX), the words "you" and "your" mean the Depositor, the words "we", "us" and "our" mean BankBoston, N.A. (or any successor trustee), "Sponsor" means Liberty Financial Investments, Inc., and "Code" means the Internal Revenue Code.

     Roth Conversion IRA: A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

     IRA Conversion Contributions: IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

     You appoint us as Custodian of this Roth IRA custodial account. This Agreement shall become effective upon the date accepted by us as specified in the confirmation statement sent to you by our agent. Your acceptance of this Agreement is indicated by your signature in the related account Application. After deduction of all appropriate fees and charges, you direct us to invest the custodial account solely in shares of mutual funds distributed by the Sponsor or other investments authorized by the Sponsor for use under this Agreement.

9.02 Notices And Change Of Address: Any required notice regarding this Roth IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address. You may send notice to us by writing to Colonial Investors Service Center, Inc., Agent, Attn: Retirement Plan Services, P.O. Box 1722, Boston MA 02105-1722.

9.03 Representations And Responsibilities: You represent and warrant to us that any information you have given or will give us with respect to this Agreement is complete and accurate. Further, you agree that any directions you give us, or action you take will be proper under this Agreement and that we are entitled to rely upon any such information or directions without further inquiry. We shall not be responsible for losses of any kind that may result from your directions to us or your actions or failures to act and you agree to reimburse us for any loss we may incur as a result of such directions, actions or failures to act. We shall not be responsible for any penalties, taxes, judgments or expenses you incur in connection with your Roth IRA. You assume full and sole responsibility for determining whether your contributions or distributions comply with the Code, regulations, rulings or this Agreement. You (and your beneficiaries after your death) shall hold us harmless and indemnify us and the Sponsor against any loss or liability which may arise under this Agreement, except which rises from our negligence or willful misconduct.

9.04 Service Fees: We have the right to charge an annual service fee or other designated fees (for example, a transfer, rollover or termination fee) for maintaining your Roth IRA. In addition, we have the right to be reimbursed for all reasonable expenses we incur in connection with the administration of your Roth IRA. We reserve the right to charge any additional fee upon 30 days notice to you that the fee will be effective. We may employ agents and may subcontract in fulfilling our obligations under this Agreement.

     Any brokerage commissions attributable to the assets in your Roth IRA will be charged to your Roth IRA. You cannot reimburse your Roth IRA for those commissions.

9.05 Investment Of Amounts In The Roth IRA:

(a) Direction Of Investment - You have exclusive responsibility for and control over the investment of the assets of your Roth IRA. You shall direct all investment transactions, including earnings and the proceeds from securities sales. Your selection of investments, however, including IRA conversion contributions, shall be limited to publicly traded securities, mutual funds, money market instruments and other investments that are obtainable by us and that we are capable of holding in the ordinary course of our business, and that are authorized by the Sponsor for use under this Agreement.

     In the absence of instructions from you or if your instructions are not in a form acceptable to us, we shall hold any uninvested amounts in cash and we shall have no responsibility to invest uninvested cash unless and until directed by you. We shall not undertake any transactions for the custodial account without direction in proper form from you.

     All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

     After your death, your beneficiary(ies) shall have the right to direct the investment of your Roth IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, section 9.03).

(b) Our Investment Powers And Duties - We shall have no discretion to direct any investment in your Roth IRA. We assume no responsibility for rendering investment advice with respect to your Roth IRA, nor will we offer any opinion or judgment to you on matters concerning the value or suitability of any investment or proposed investment for your Roth IRA. We shall exercise the voting rights and other shareholder rights with respect to securities in your Roth IRA but only in accordance with the instructions you give to us. If you fail or decline to issue such instructions, that failure or declination shall be deemed to be a direction to us not to exercise such voting or other shareholder rights.

(c) Delegation Of Investment Responsibility - We may, but are not required to, permit you to delegate your investment responsibility for your Roth IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

9.06 Beneficiaries: If you die before you receive all of the amounts in your Roth IRA, payments from your Roth IRA will be made to your beneficiaries.

     You may designate one or more persons or entities as beneficiary of your Roth IRA. This designation can only be made on a form prescribed by us. The consent of a beneficiary shall not be required for you to revoke a beneficiary designation. We may rely upon the last written designation received at our office, which shall supersede all prior designations. Unless you specifically designate otherwise in a form acceptable to us, death benefits shall be distributed equally among all surviving primary beneficiaries or all surviving contingent beneficiaries (should all primary beneficiaries predecease you). If no beneficiary designation is in effect at your death, or if we receive satisfactory proof that all such named beneficiaries have predeceased you, then amounts in the custodial account shall be paid to your spouse, if he or she survives you, otherwise to your estate.

     If your surviving spouse is your sole beneficiary, your spouse may treat your Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. Your surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations, and by the Sponsor. If the beneficiary or beneficiaries include anyone other than your surviving spouse, distributions must commence in accordance with Article V. If the beneficiary payment election described in
Article V is not made by December 31 of the year following the year of your death, the payment method described in Article V(1)(a) will be deemed elected.

9.07 Termination: The Sponsor may remove us and appoint a successor custodian or trustee upon written notice to us and to you (or to your beneficiary if you are deceased). Either party may terminate this Agreement at any time by giving written notice to the other. We can resign as Custodian at any time effective 30 days after we mail written notice of our resignation to you. Upon receipt of that notice, you must make arrangements to transfer your Roth IRA to another financial organization. If you do not complete a transfer of your Roth IRA within 30 days from the date we mail the notice to you, we have the right to transfer your Roth IRA assets to a successor Roth IRA trustee or custodian that we choose in our sole discretion or we may pay your Roth IRA to you in a single sum. We shall not be liable for any actions or failures to act on the part of any successor trustee or custodian nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section.

     This Agreement shall terminate upon the complete distribution of the custodial account to you or your beneficiaries, to successor individual retirement accounts or annuities, or when no assets otherwise remain in the custodial account, and we shall be relieved from all further liability with respect to the custodial account.

     If this Agreement is terminated, we may hold back from your Roth IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

     *any fees, expenses or taxes chargeable against your Roth IRA;

     *any penalties associated with the early withdrawal of any savings instrument or other investment in your Roth IRA.

     If our organization is merged with another organization (or comes under the control of any Federal or State agency) or if our entire organization (or any portion which includes your Roth IRA) is bought by another organization, that organization (or agency) shall automatically become the trustee or custodian of your Roth IRA, but only if it is the type of organization authorized to serve as a Roth IRA trustee or custodian.

     If we are required to comply with section 1.408-2(e) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another trustee or custodian.

9.08 Amendments: The Sponsor has the right to amend this Agreement at any time. No such amendment may be made which increases our duties without our consent. Any amendment made to comply with the Code and related regulations does not require your consent. You will be deemed to have consented to any other amendment unless, within 30 days from the date the Sponsor mails the amendment, you notify us in writing that you do not consent.

9.09 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing and must be in a form permitted by the Sponsor. The tax identification number of the recipient must be provided to us before we are obligated to make a distribution.

     Any withdrawals shall be subject to all applicable tax and other laws and regulations, including possible early withdrawal penalties and withholding requirements.

9.10 Minimum Distributions: You are not required to take a distribution from your Roth IRA at age 70-1/2. At your death, however, your beneficiaries must begin taking distributions in accordance with Article V and section 9.06 of this Agreement. Neither we, the Sponsor, nor any mutual fund assume any responsibility to make any distribution to you from your Roth IRA account unless and until you provide us with a written request for a distribution on a form provided by or approved by us.

9.11 Transfers From Other Plans: We can receive amounts transferred or rolled over to this Roth IRA from the trustee or custodian of another Roth IRA as permitted by statute or applicable regulations.

     However, if this Custodial account is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

9.12 Liquidation Of Assets: We have the right to liquidate assets in your Roth IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your Roth IRA. If you fail to direct us as to which assets to liquidate, we will decide in our complete and sole discretion and you agree not to hold us liable for any adverse consequences that result from our decision.

9.13 Restrictions On The Fund: Neither you nor any beneficiary may sell, transfer or pledge any interest in your Roth IRA in any manner whatsoever, except as provided by law or this Agreement.

     The assets in your Roth IRA shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Agreement.

9.14 What Law Applies: This Agreement is subject to all applicable Federal and State laws and regulations. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts, or if different, the state of the domicile of the custodian.

     If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

     This document, together with the Liberty Roth IRA Application, constitutes the entire agreement between you and us, and no representative of the Sponsor, any mutual fund, or any broker-dealer shall have any authority to make representations or to bind us beyond the terms of this document.

LIBERTY  ROTH IRA DISCLOSURE STATEMENT

The following information is being provided in accordance with the requirements of the Internal Revenue Service and is based on the law as in effect on January 1, 1998, together with anticipated technical corrections. This disclosure statement should be read together with the Liberty Roth IRA Application, Liberty Roth IRA Custodial Agreement and the prospectus(es) which you have already received from your registered representative.

RIGHT TO REVOKE YOUR ROTH IRA

You have the right to revoke your Roth IRA within seven (7) days of its establishment. If revoked, you are entitled to a full refund of the initial contribution you made to your Roth IRA, including sales commissions and/or administrative fees. You may make this revocation only by mailing or delivering a written notice to Colonial Investors Service Center, Inc., Agent, Attn:
Retirement Plan Services, P.O. Box 1722, Boston, MA 02105-1722.

Your revocation will be deemed mailed as of the date of the postmark if you send your notice by first class mail (or on the date certified or registered if mailed by this method).If you have any questions about the procedure for revoking your Roth IRA, please call 1-800-345-6611.

REQUIREMENTS OF A ROTH IRA

A. CASH CONTRIBUTIONS - Your contribution must be in cash, unless it is a qualified rollover contribution.

B. MAXIMUM CONTRIBUTION - The total amount you may contribute to a Roth IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation. If you also maintain a Traditional IRA (i.e., an IRA subject to the limits of Internal Revenue Code (IRC) Sec. 408(a) or 408(b)) the maximum contribution to your Roth IRA is reduced by any contributions you make to your Traditional IRA. Your total annual contribution to all Traditional IRAs and Roth IRAs cannot exceed the lesser of $2,000 or 100 percent of your compensation.

     Your Roth IRA contribution is further limited if your adjusted gross income
(AGI) exceeds $150,000 and you are a married individual filing jointly ($95,000 for single taxpayers). Married individuals filing jointly with AGI which exceeds $160,000 may not fund a Roth IRA. Married individuals filing separately with AGI exceeding $10,000 may not fund a Roth IRA. Single individuals with AGI exceeding $110,000 may not fund a Roth IRA.

     If you are married filing jointly and your AGI is between $150,000 and $160,000, your maximum Roth IRA contribution is determined as follows: (1) Subtract your AGI from $160,000, (2) divide the difference by $10,000, and (3) multiply the result in step (2) by $2,000. For example, if your AGI is $155,000, your maximum Roth IRA contribution is $1,000. This amount is determined as follows: [($160,000 minus $155,000) divided by $10,000] multiplied by $2,000.

     If you are single and your AGI is between $95,000 and $110,000, your maximum Roth IRA contribution is determined as follows: (1) Subtract your AGI from $110,000, (2) divide the difference by $15,000, and (3) multiply the result in step (2) by $2,000. For example, if your AGI is $98,000, your maximum Roth IRA contribution is $1,600. This amount is determined as follows: [($110,000 minus $98,000) divided by $15,000] multiplied by $2,000.

     Your Roth IRA contribution is not limited by your participation in a retirement plan other than a Traditional IRA, as discussed above. In addition, unlike Traditional IRAs, you may continue to fund a

Roth IRA after age 70-1/2 so long as you have compensation and your AGI is below the maximum thresholds discussed above.

C. NONFORFEITABILITY - Your interest in your Roth IRA is nonforfeitable.

D. ELIGIBLE CUSTODIANS - The Custodian of your Roth IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. COMMINGLING ASSETS - The assets of your Roth IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. LIFE INSURANCE - No portion of your Roth IRA may be invested in life insurance contracts.

G. COLLECTIBLES - You may not invest the assets of your Roth IRA in collectibles (within the meaning of Internal Revenue Code (IRC) section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Sec. 408(m)(3)) are also permitted as Roth IRA investments. The Roth IRA sponsor may further limit the investments available to you.

H. BENEFICIARY PAYOUTS - If your surviving spouse is your sole beneficiary, your spouse may treat your Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. Your surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations (and permitted by the Sponsor). If the beneficiary or beneficiaries include anyone other than your surviving spouse, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

(a) be distributed by December 31 of the year containing the fifth anniversary of your death, or

(b) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries. Beginning no later than December 31 of the year following the year of death.

     A nonspouse beneficiary or beneficiaries must elect either option (a) or
(b) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with option (a).

INCOME TAX CONSEQUENCES OF ESTABLISHING A ROTH IRA

A. CONTRIBUTIONS NOT DEDUCTIBLE - No deduction is allowed for Roth IRA contributions, including transfers and rollover contributions.

B. TAX-DEFERRED EARNINGS - The investment earnings of your Roth IRA are not subject to federal income tax as they accumulate in your Roth IRA. In addition, distributions of your Roth IRA earnings will be free from federal income tax if you take a qualified distribution, as discussed below.

C. TAXATION OF DISTRIBUTIONS - The taxation of a Roth IRA distribution depends on whether the distribution is a qualified distribution or a nonqualified distribution.

1. Qualified Distributions - Qualified distributions from your Roth IRA (both the contributions and earnings) are not included in gross income. A qualified distribution occurs when the assets have been in the Roth IRA for five years and one of the following events occurs:

     [bullet] attainment of age 59-1/2,

     [bullet] disability,

     [bullet] qualified first time home purchase ($10,000 lifetime limit), or

     [bullet] death.

For contributory Roth IRAs (Roth IRA's eligible to receive annual distributions), the five-year period begins with the first year for which you make a Roth IRA contribution. For example, if you make a contribution to your Roth IRA for 1998, the five-year period will be completed at the end of 2002. However, a separate five-year requirement applies to each rollover/transfer contribution from a Traditional IRA to a Roth Conversion IRA (Roth IRA's containing only qualified rollovers made in the same tax year.) The five-year period for these rollovers begins with the year in which the rollover contribution is made.

2. Nonqualified Distributions - If you do not meet the requirements for a qualified distribution, any earnings you withdraw from your Roth IRA will be included in your gross income and, if you are under age 59-1/2, may be subject to an early distribution penalty. However, when you take a nonqualified distribution, your basis (the amounts you contributed to the account) will generally be removed first. Therefore, your nonqualified distributions will not be taxable to you until your withdrawals exceed the amount of your contributions. Under pending technical corrections, nonqualified distributions from a Roth Conversion IRA may be subject to taxes and penalties.

D. NO REQUIRED MINIMUM DISTRIBUTIONS - You are not required to take distributions from your Roth IRA at age 70-1/2 (as required for Traditional
IRAs).

E. ROLLOVERS AND CONVERSIONS - Your Roth IRA may be rolled over to another Roth IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a movement of cash or other property to your Roth IRA from any of your Roth or Traditional IRAs. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent tax advisor.

1. Roth IRA To Roth IRA Rollovers - Funds distributed from your Roth IRA may be rolled over to a Roth IRA of yours if the requirements of IRC section 408(d)(3) are met. A proper Roth IRA to Roth IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another Roth IRA to Roth IRA rollover from the distributing Roth IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months. Roth IRA assets may not be rolled over to other types of IRAs (e.g., Traditional IRA, SIMPLE IRA). (Alternatively, you may make a direct transfer of assets from one Liberty Roth IRA to another.)

2. Traditional IRA To Roth IRA Conversions - Unless your adjusted gross income is more than $100,000, or you are married filing a separate tax return, you are eligible to roll over, transfer or convert all or any portion of your existing Traditional IRA(s) into your Roth IRA(s). A separate Roth Conversion IRA should generally be established to hold conversion amounts. If your Roth IRA is designated as a Roth Conversion IRA, the only permissible contributions are amounts converted from a Traditional IRA during the same tax year. The amount of the conversion from your Traditional IRA to your Roth IRA will be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the conversion amount is generally included in income, the 10 percent early distribution penalty will not apply to rollovers or conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

If you convert assets from your Traditional IRA to your Roth IRA prior to January 1, 1999, you may include the taxable amount of the distribution in your gross income ratably over a four year period beginning with 1998.

3. Written Election - At the time you make a proper rollover to a Roth IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

4. No Rollovers From Employer Plans - You may not roll over distributions from your employer's qualified retirement plan or 403(b) arrangement into your Roth IRA.

F. CARRYBACK CONTRIBUTIONS - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your Roth IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designate it as such.

LIMITATIONS AND RESTRICTIONS

A. SPOUSAL ROTH IRA - If you are married, you may make payments to a Roth IRA established for the benefit of your spouse. You must file a joint tax return for the year for which the contribution is made.

The amount you may contribute to your Roth IRA and your spouse's Roth IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one Roth IRA. Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled Maximum Contribution.

B. ESTATE TAX - The designation of a beneficiary to receive funds from your Roth IRA at your death is not considered a transfer subject to Federal gift taxes. However, any funds remaining in your Roth IRA at your death would be includible in your Federal gross estate. If your spouse is your beneficiary or the beneficiary is a trust which qualifies for the unlimited marital estate tax deduction, no federal estate taxes will be due until after the death of your surviving spouse. Finally, estate taxes may be offset by the $625,000 (increasing to $1 million by the year 2006) unified credit against federal estate and gift tax.

C. SPECIAL TAX TREATMENT - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC section 402 do not apply to Roth IRA distributions.

D. INCOME TAX TREATMENT - Any nonqualified withdrawal of earnings from your Roth IRA is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your Roth IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

E. PROHIBITED TRANSACTIONS - If you or your beneficiary engage in a prohibited transaction with your Roth IRA, as described in IRC section 4975, your Roth IRA will lose its tax-exempt status and you must generally include the value of the earnings in your account in your gross income for that taxable year.

F. PLEDGING - If you pledge any portion of your Roth IRA as collateral for a loan, the amount so pledged will be treated as a distribution and may be included in your gross income for that year to the extent it represents earnings.

FEDERAL TAX PENALTIES

A. EARLY DISTRIBUTION PENALTY - If you are under age 59-1/2 and receive a nonqualified Roth IRA distribution, an additional tax of 10 percent will apply to the amount includible in income (i.e., the earnings), unless the distribution is made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Payments to cover certain qualified education expenses and distributions for first-home purchases (up to life-time maximum of $10,000) are exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

B. EXCESS CONTRIBUTION PENALTY - An excise tax of 6 percent is imposed upon any excess contribution you make to your Roth IRA. This tax will apply each year in which an excess remains in your Roth IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year. Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled Maximum Contribution.

C. MINIMUM DISTRIBUTION PENALTY - Unless your sole beneficiary is your surviving spouse, your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not.

D. PENALTY REPORTING - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

OTHER

A. IRS PLAN APPROVAL - The agreement used to establish this Roth IRA (IRS Form 5305-RA) has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION - You may obtain further information on Roth IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements (IRAs).

FINANCIAL DISCLOSURE

Because the assets held in your Liberty Roth IRA are invested at your direction and will be subject to market fluctuation, the value of your account can neither be guaranteed nor projected. However, you will be provided with periodic statements of your Roth IRA, including the current market values of investments.

Information about the shares of each mutual fund that you choose for investment through your Roth IRA must be furnished to you in the form of a prospectus governed by the rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning the fund objectives, the sales charges, and the income and expenses of your mutual funds before you invest.

Choose funds that match your goals

Colonial Government Money Market Fund
Colonial Short Duration U.S. Government Fund
Colonial Intermediate U.S. Government Fund
Colonial Federal Securities Fund
Colonial Income Fund
Colonial Strategic Income Fund
Colonial High Yield Securities Fund
The Colonial Fund
Colonial Utilities Fund
Colonial Strategic Balanced Fund
Colonial Global Equity Fund
Colonial U.S. Stock Fund
Colonial Select Value Fund
Colonial International Horizons Fund
Colonial International Fund for Growth
Colonial Small Cap Value Fund
Stein Roe Advisor Growth Stock Fund
Colonial Tax-Managed Growth Fund
Colonial Global Utilities Fund

Colonial Newport Tiger Fund
Newport Japan Opportunities Fund
Colonial Newport Tiger Cub Fund
Newport Greater China Fund

For more complete information on any of the funds listed above, including fees, risks and expenses, please obtain the current prospectus from your full-service financial advisor. Please read the prospectus carefully before you invest or send money.

Liberty Retirement Plans

At Liberty Financial Investments you can choose from a select group of investment managers that include Colonial Management Associates, Inc., Stein Roe & Farnham, Inc. and Newport Fund Management, Inc. Each of these managers adheres to a consistent investment management style -- and is dedicated to that style. Each is part of the Liberty Financial Companies (NYSE: L), a diversified asset management company with more than $50 billion in assets under management for more than 1.5 million investors.

Before you invest, consult your financial advisor

Ask your financial advisor to help you develop a retirement plan strategy that blends the complementary disciplines of different investment managers into a well-balanced program tailored to your goals.

LIBERTY ROTH IRA CONVERSION

TO CONVERT A LIBERTY TRADITIONAL IRA TO A LIBERTY ROTH IRA PLEASE USE THIS FORM. DO NOT use the Transfer of Assets Form enclosed in the Liberty Roth IRA brochure. This form CANNOT be used to convert a non-Liberty Traditional IRA.

Note: The conversion of assets from a traditional IRA to a Roth IRA can have significant tax consequences. Please read the Liberty Roth IRA Disclosure Statement and consult your tax advisor before you complete this transaction.

Instructions

(bullet) Complete sections 1 - 3 below.

(bullet) Complete sections 1, 2, 4 and 7 of the Liberty Roth IRA Application
         Form (You must establish a separate Liberty Roth Conversion IRA to hold assets converted each tax year.) In Section 2 of the application, check "Roth Conversion IRA" and "Transfer of Assets from a Traditional IRA."
         Note: Your previous beneficiary designation(s) will NOT carry over to your new Liberty Roth IRA. You MUST complete section 4 of the application to designate a beneficiary for your Liberty Roth IRA.

1        Account Information

Please type or print clearly

Owner's name (First, middle, last)      Social Security Number

2        Liberty Traditional IRA Accounts to be Converted

Please convert all or part of my Liberty Traditional IRA account(s) specified below to a Liberty Roth IRA.

Account Number(s)                       Specify Amount to be Transferred
                         all or $
                         all or $
                         all or $

For additional accounts, please attach a separate sheet of paper that includes the information above.

3 Authorization/Signature for Liberty IRA Conversion

To BankBoston, N.A.:

Please initiate a transfer-in-kind of the shares specified above from my Liberty Traditional IRA to a Liberty Roth IRA. I certify that this conversion is permissible under section 408A of the Internal Revenue Code that my adjusted gross income does not exceed $100,000 and/or I am not married filing a separate return.

Tax Election

I understand that this conversion will be reported by you as a taxable distribution and will be subject to 10% federal income tax withholding unless I elect otherwise. I hereby elect not to have federal income tax withholding apply unless I have checked the box below. I understand that in either case I am responsible for paying any federal, state and local income taxes that might apply as a result of this conversion.

I DO want federal income taxes withheld at the rate of 10% in connection with the conversion of my Liberty Traditional IRA with you to my Liberty Roth Conversion IRA. I understand that if I am not yet age 59-1/2, I may be subject to an additional 10% premature distribution tax on all or part of the amount withheld.

Note: In most cases you should not elect to have withholding apply, so that the full amount of your Traditional IRA can be converted to your Liberty Roth IRA. If you do elect to have withholding apply you may rollover an equal amount to your Roth Conversion IRA within 60 days. Please consult your tax advisor.

Depositor's Signature    Date      Daytime Telephone #

Please forward this form and your Liberty Roth IRA Application Form to:
Colonial Investors Service Center, Inc.
Attn.: Retirement Plan Services
P.O. Box 1722
Boston, MA 02105-1722